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                                                                    EXHIBIT 10.1

                               SUBLEASE AGREEMENT

     This Sublease Agreement ("Sublease"), made and entered into this 8th day of July, 1999 by and between Integ, Inc., a Minnesota corporation ("Integ"), and Venturi Group, LLC, a Delaware limited liability company ("Tenant").

     WITNESSETH:

     WHEREAS, Integ entered into that certain Lease dated June 14, 1994 (the "Prime Lease"), by and between Commers-Klodt III, a Minnesota general partnership ("Landlord"), as landlord, and InoMet,Inc., a Minnesota corporation and currently known as Integ, as tenant, as amended by that certain Amendment dated November 6, 1995, for 41,879 square feet ("Premises") in the building located at 2800 Patton Road in Roseville, Minnesota ("Building"), a true and correct copy of which is attached hereto as Exhibit A and made a part hereof;

     WHEREAS, Integ desires to sublease a portion of the Premises to Tenant, and Tenant desires to sublease the same from Integ, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises to be subleased, the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

     1. Subleased Premises. Integ hereby leases unto Tenant, and Tenant hereby takes from Integ, in its as-is condition, the Subleased Premises, which consists of approximately 6,000 square feet (the "Subleased Premises") and is identified by cross-hatching on the attached Exhibit B; provided, however that Tenant shall occupy 3,000 square feet of the Subleased Premises on June 1, 1999 and the remaining 3,000 rentable square feet of the Subleased Premises on September 1, 1999.

     2. Tenant's Proportionate Share. Tenant's proportionate share of the common area in the Building is 5.4% for June through August, 1999, inclusive, and 10.7% thereafter ("Tenant's Proportionate Share").

     3. Term. The term of this Sublease shall commence on June 1, 1999 (the "Commencement Date"), and shall terminate on September 30, 2000, unless sooner terminated as provided in this Sublease.

     4. Rent. For the period commencing on June 1, 1999 and expiring on August 31, 1999, Tenant agrees to pay to Integ annual Base Rent equal to $39,600, which is equal to the product of $13.20 per rentable square foot in the Subleased Premises multiplied by 3,000 square feet, in equal monthly installments of $3,300, and for the period commencing on September 1, 1999 and expiring on September 30, 2000, Tenant agrees to pay to Integ annual Base Rent equal to $79,200, which is equal to the product of $13.20 per rentable square foot in the Subleased
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Premises multiplied by 6,000 square feet, in equal monthly installments of
$6,600. In addition to Base Rent, Tenant shall pay to Integ as additional rent all additional operating costs associated with Tenant's use of the Subleased Premises passed through by Landlord to Integ which Integ would not have otherwise incurred. Together, Base Rent and additional rent shall be referred to herein as "Rent". Tenant shall pay Rent to Integ on the first day of each month commencing on the Commencement Date and continuing through the end of the Term, at such address as may be specified by Integ.

     5. Assumption of Obligations. Tenant agrees to assume and perform, according to the terms of the Prime Lease, all of the duties, covenants, agreements, obligations and limitations of Integ under the Prime Lease with respect to the Subleased Premises as if Tenant were the tenant under the Prime Lease, excepting the duty to make payments to Landlord of rental and other charges. Tenant agrees that it will take good care of the Subleased Premises, and will commit no waste, and will not do, suffer, or permit to be done any injury to the same. It is hereby understood and agreed that Tenant's rights to use, possess and enjoy the Subleased Premises are subject to the terms and conditions of the Prime Lease and the rights and remedies of Landlord and Integ thereunder. Tenant agrees to indemnify Integ against, and to hold Integ harmless from, any liability, damages, costs or expenses of any kind or nature, including court costs and reasonable attorneys' fees, resulting from any failure by Tenant to perform, keep and obey the same.

     6. Title and Possession. Subject to receipt of the attached Landlord's Consent to Sublease, Integ covenants and agrees that it has full right and authority to enter into this Sublease for the full term hereof, and that Tenant, upon paying the rents and other sums provided herein, and upon performing the duties, covenants, agreements and obligations hereof, and upon keeping and obeying all of the restrictions, conditions and provisions hereof, will have, hold and enjoy quiet possession of the Subleased Premises for the term herein granted and with all of the rights and privileges of Integ under the Prime Lease with respect to the Subleased Premises except the rights given to Integ under Sections 5, 7 and 8 of the Addendum to the Prime Lease, entitled "Early Termination Provision", "Option to Extend Lease Term" and "Right of First Opportunity to Lease", respectively, and as herein expressly excluded or modified and subject to all of said duties, covenants, agreements, obligations, restrictions, conditions and provisions. In addition, Tenant shall have the right to the non-exclusive use of the Building's lunchroom facilities to the same extent that Integ is permitted use of such facilities under the Prime Lease and the use of Integ's office furniture, including cubicles, desks, telephones and chairs, present in the Subleased Premises as of June 1, 1999. In addition to the services to be provided by Landlord under the terms of the Prime Lease, Integ will also provide to Tenant, at no additional cost to Tenant unless specifically stated to the contrary, the services set forth on attached Exhibit C.

     7. Sublease and Assignment. Tenant may not assign this Sublease or further sublease any portion of the Subleased Premises without the prior written consent of Integ and Landlord, which consent Integ shall not unreasonably withhold or delay if Landlord has consented. Tenant shall not pledge its interest hereunder, or allow liens to be placed on such

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interest, or suffer this Sublease or any portion thereof to be attached or taken upon execution. No assignment or further subleasing, even with the consent of Integ and Landlord, shall relieve Tenant from liability for payment of the Rent herein provided for or from the obligation to keep and be bound by all of the terms, conditions and covenants of this Sublease.

     8. Damage, Destruction or Condemnation. In the event of damage or destruction of the Subleased Premises or the taking of all or any part thereof under the power of eminent domain, this Sublease shall terminate if the Prime Lease is terminated as a result thereof, and the rent payable hereunder shall abate for as long as and in the same proportion as the rent due from Integ to Landlord under the Prime Lease abates as a result thereof.

     9. Mutual Release and Waiver of Subrogation. Notwithstanding any provision of this Sublease to the contrary, Integ and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other and against Landlord, their agents (including partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Subleased Premises, or any improvements thereto, or the Building of which the Subleased Premises are a part, or any improvements thereto, or any property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, provided that Tenant shall not be released to the extent that Integ is not released from liability under the Prime Lease, and each covenants that its insurers shall hold no right of subrogation against such other party.

     10. Alterations. The parties agree Tenant is leasing the Subleased Premises "as-is" and that Tenant shall have the right to make at its expense alterations to the Subleased Premises only with prior written consent of Landlord and Integ. Upon the termination of the term hereof, all such alterations, additions and improvements (except personal property, business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant) shall be and remain part of the Subleased Premises and shall not be removed by Tenant unless such removal is required by Landlord or Integ, in which case Tenant shall remove the same and restore the Subleased Premises to the same condition in which they were on the date hereof, reasonable and ordinary wear and tear excepted. Personal property, business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant shall be and remain the property of Tenant and may be removed by Tenant at any time during the term hereof when Tenant is not in default hereunder. Tenant covenants and agrees to indemnify Integ and Landlord against, and holds Integ and Landlord harmless from, all liens, whether for labor or materials arising as the result of alterations, additions, repairs, or improvements to the Subleased Premises made by Tenant during the term of this Sublease.

     11. Default. If the Rent above referred to or any of the fees identified in Articles 22 or 23, or any part thereof, whether the same be demanded or not, shall remain unpaid for a period of ten (10) days from the date when due hereunder, or if any other term, condition or covenant of this Sublease, express or implied on the part of Tenant to be kept or performed shall

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be violated or neglected, and if Tenant shall fail to cure the same within thirty (30) days from the date of written notice from Integ to Tenant specifying the violations (unless such default cannot reasonably be completed within 30 days and Tenant begins such cure within thirty (30) days and proceeds with diligence to complete the cure), or if the Subleased Premises or Tenant's interest therein shall be taken on execution or other process of law, or if Tenant shall petition to be or shall be declared bankrupt or insolvent according to law or shall enter an assignment for the benefit of creditors, or if any default under the Prime Lease shall occur with respect to Tenant or the performance by Tenant of any of its covenants and obligations under this Sublease, then and in any of said cases, Tenant shall be deemed in default, and Integ shall have all of the rights and remedies against Tenant which would be available to Landlord against Integ in the event of a default by Integ under the Prime Lease.

     12. Notices. Any notice or communication required or permitted to be given or served by either party hereto upon the other shall be deemed given or served in accordance with the provisions of this Sublease when mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

         Integ:               Integ, Inc.
                              2800 Patton Road
                              Roseville, MN 55113

                              Attention: Susan L. Critzer

         If to Tenant:        Venturi Group, LLC
                              2800 Patton Road
                              Roseville, MN 55113

                              Attention: Mark B. Knudson

Each such mailed notice or communication shall be deemed to have been given to, or served upon, the party to which addressed on the date the same is deposited in the United States registered or certified mail, postage prepaid, properly addressed in the manner above provided. Any party hereto may change its address for the service of notice hereunder by serving written notice hereunder upon the other party hereto, in the manner specified above, at least ten (10) days prior to the effective date of such change.

All notices required to be given to Landlord by Integ under the Prime Lease shall be given by Tenant to Landlord and Integ.

     13. Surrender of Subleased Premises. Upon the expiration of the term of this Sublease, or upon any earlier termination of this Sublease, Tenant shall quit and surrender possession of the Subleased Premises to Integ in as good order and condition as the same are now or hereafter may be improved by Landlord, Integ or Tenant, reasonable wear and tear excepted, and shall, without expense to Integ, remove or cause to be removed from the Subleased Premises

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all debris and rubbish, all furniture, equipment, business and trade fixtures, movable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Subleased Premises, and all similar articles of any other persons claiming under Tenant, and Tenant shall repair all damage to the Subleased Premises resulting from such removal.

     14. Termination of Prime Lease. It is understood and agreed by and between the parties hereto that the existence of this Sublease is dependent and conditioned upon the continued existence of the Prime Lease, and in the event of the cancellation or termination of the Prime Lease, this Sublease automatically shall be terminated; provided, however, that this provision shall not be deemed to release Integ from liability if the Prime Lease is canceled or terminated by reason of a default by Integ as tenant under the Prime Lease, which default did not result, in whole or in part, from a default by Tenant hereunder. Tenant shall have no recourse against Integ if the Prime Lease is canceled or terminated by reason of a default by Tenant hereunder, or by any reason other than a default by Integ under the Prime Lease.

     15. Waiver. A waiver by Integ of any default, breach or failure of Tenant under this Sublease shall not be construed as a waiver of any subsequent or different default, breach or failure.

     16. Inspection. Integ reserves the right at all reasonable times during the term of this Sublease for Integ or Integ's agents to enter the Subleased Premises for the purpose of inspecting and examining the same, and for all other reasonable purposes.

     17. Holding Over. Tenant shall have no right to hold over after the expiration or earlier termination of the term hereof. Tenant shall indemnify Integ for any costs incurred by Integ as a result of its failure to deliver the Premises to Landlord upon the expiration of the term of the Prime Lease or the Integ Lease. Acceptance by Integ of rent after such expiration or earlier termination shall not constitute a consent to a holdover hereunder or result in a renewal. The foregoing provisions of this paragraph are in addition to, and shall not limit, Integ's right of reentry or any other rights of Integ hereunder or as otherwise provided by law.

     18. Successors and Assigns. All of the terms, covenants, provisions and conditions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     19. Captions. The captions used on the paragraphs of this Sublease are for convenience only, are not a part of this Sublease, and are not to be considered in the interpretation hereof.

     20. Consent of Landlord. This Sublease is contingent upon approval by Landlord manifested by Landlord's execution of the Consent to Sublease attached hereto. Unless and until Landlord executes the Consent to Sublease, this Sublease shall be of no force or effect, and the parties hereto shall have no liability or obligation to each other.

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     21. Relationship of Parties. This Sublease does not and shall not create the relationship of principal and agent, or of partnership, or of joint venture, or of any other association between Integ and Tenant, the sole relationship between the parties hereto being strictly that of landlord and tenant.

     22. Use of Computer Hardware and Software. Tenant shall have the right to use the computer hardware and software which are available in Integ's existing leased pool of such hardware and software as of the date hereof. Integ shall be responsible for the necessary maintenance and repair of such hardware and software. Tenant shall pay Integ an amount equal to $1,140 per month, subject to reasonable increases if the number of Tenant's personnel stationed at the Subleased Premises is greater than ten (10) individuals (the "Equipment Use Fee"), during the term of this Sublease for the use of such hardware and software and shall make such payment along with Tenant's payment of monthly Rent. The parties agree, however, that the Equipment Use Fee is not to be deemed as Rent for purposes of this Sublease or the Prime Lease.

     23. Additional Fees. Tenant agrees to pay to Integ amounts equal to $1,000 per month during the term of this Sublease for accounting services and $1,500 per month during the term of this Sublease for MIS services, each as provided by Integ for Tenant (the "Accounting and MIS Fees"). Tenant shall pay the Accounting and MIS Fees along with Tenant's payment of monthly Rent. In addition, Tenant agrees to make a one time payment to Integ, as supported by evidence substantiating Integ's right to such payment (the "One-time Fee"), to reimburse Integ for costs incurred by Integ on Tenant's behalf in preparing the Subleased Premises for Tenant's occupancy. The One-time Fee shall be payable by Tenant upon demand by Integ. Tenant shall also reimburse Integ for those expenses that Integ incurs on Tenant's behalf for (a) additional computer hardware beyond hardware available in the Subleased Premises as of the date hereof and purchased or leased by Integ for Tenant with Tenant's prior consent;
(b) expenses necessitated by Tenant and incurred by Integ with Tenant's prior consent; (c) year-end audit and tax return work as requested by Tenant; (d) ADP payroll work as requested by Tenant; and (e) long distance telephone charges ("Miscellaneous Fees"). At Integ's option, Tenant shall either pay such Miscellaneous Fees on demand by Integ or with payments of monthly Rent. The parties agree that the Accounting and MIS Fees, the One-time Fee and the Miscellaneous Fees are not to be deemed as Rent for purposes of this Sublease or the Prime Lease.

     24. Agreement to Negotiate. Integ and Tenant shall negotiate in good faith during the period commencing on the date hereof and ending on September 1, 1999 in order to determine (a) how to dispose of the computer hardware and software to be used by Tenant pursuant to the terms of this Sublease, and (b) issues pertaining to Integ's early termination of the Prime Lease in accordance with the terms set forth in Section 5 of the Prime Lease in the event that Integ exercises those certain put option rights set forth in that certain Option Agreement, dated April 2, 1999, by and between Integ and Amira Medical, a Delaware corporation, and shall evidence the resolution of such negotiations by a written document. In the event that the parties hereto cannot reach a mutually acceptable agreement with respect to the disposition of such hardware and

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software on or before September 1, 1999, Integ shall retain all ownership rights and interests in such hardware and software in the event that Integ exercises the put option rights discussed above. The provisions set forth in this Section 24 regarding Integ's duties to negotiate in good faith with Tenant regarding Integ's early termination rights set forth in the Prime Lease shall not limit, alter or amend Integ's rights or ability to terminate the Prime Lease in accordance with the provisions of Section 5 of the Prime Lease.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.


                                        INTEG, INC.


                                        By
                                           -------------------------------------
                                           Susan L. Critzer, President and
                                           Chief Executive Officer


                                        VENTURI GROUP, LLC


                                        By
                                          --------------------------------------
                                          Mark B. Knudson, Chairman and
                                          Chief Executive Officer

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